CONFIRMING STATEMENT

This Statement confirms that the undersigned, Peter J. Karpas,

has authorized and designated Tyler Cozzens, Laura Fennell,

Christina Hall or Jeannette Laidlaw to execute and file on the undersigned's behalf all Forms ID, 3, 4 and 5 (including any amendment thereto) that the undersigned may be required to

file with the U.S. Securities and Exchange Commission as a

result of the undersigned's ownership of or transactions in

securities of Intuit Inc.  The authority of Tyler Cozzens, Laura

Fennell, Christina Hall or Jeannette Laidlaw under this Statement shall continue until the undersigned is no longer required to file

Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Intuit Inc., unless earlier revoked in writing.  The undersigned acknowledges that Tyler Cozzens,

Laura Fennell, Christina Hall or Jeannette Laidlaw are not

assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ PETER J. KARPAS

Peter J. Karpas

Dated:  May 1, 2006